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                          NEW ENGLAND BANCSHARES, INC.
                               660 Enfield Street
                                Enfield, CT 06083

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200


               New England Bancshares, Inc. Reports 72.3% Increase
              in Earnings for the Quarter Ended September 30, 2004

ENFIELD, CT, October 26, 2004 - New England Bancshares, Inc. (the "Company") (OTC: NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank"), reported net income for the quarter ended September 30, 2004 of $298,000, or $0.13 per diluted share, an increase of $125,000, or 72.3%, from the $173,000, or $0.09 per diluted share, reported in the same quarter a year ago. The increase in net income was primarily due to a $438,000 increase in net interest income and a $131,000 increase in non-interest income, partially offset by a $384,000 increase in non-interest expense and a $57,000 increase in income tax expense. Net income for the six months ended September 30, 2004 amounted to $538,000, or $0.24 per diluted share, an increase of $222,000 from the $316,000, or $0.16 per diluted share, for the year ago period. The increase was comprised primarily of an $859,000 increase in net interest income and a $144,000 increase in non-interest income, partially offset by a $656,000 increase in non-interest expense and a $121,000 increase in income tax expense.

Net interest and dividend income for the quarter and six months ended September 30, 2004 increased by $438,000 and $859,000, respectively. This increase was primarily from the growth in earning assets due to the loans and securities acquired in the acquisition of Windsor Locks Community Bank FSL, and a lower cost of funds due to the low interest rate environment. The Company's net interest margin for the quarter and six months ended September 30, 2004 was 3.63% and 3.71%, respectively, compared to 3.57% and 3.60% in the year earlier periods.

Non-interest income for the quarter ended September 30, 2004 was $235,000 compared to $104,000 reported for the same period last year, an increase of $131,000. The increase was caused primarily by a $72,000 increase in service charges on deposit accounts, a $17,000 increase in gains on sales and calls of available-for-sale securities and a $32,000 increase in other income. For the six months ended September 30, 2004 non-interest income increased $144,000 to $399,000 compared to $255,000 for the year-ago period. This increase was caused primarily by a $96,000 increase in service charges on deposit accounts and a


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$49,000  increase in other income.  During the quarter the Bank started offering an Overdraft Privilege product which allows customers to overdraw their account to a specified limit at the Bank's option. This new product was the primary driver for the increase in service charges on deposit accounts.

Non-interest expense for the quarter ended September 30, 2004 was $1.5 million, an increase of $384,000, or 34.0%, from $1.1 million for the same quarter a year ago. For the six months ended September 30, 2004 non-interest expense increased $656,000 to $3.0 million compared to $2.3 million for the year ago period. This increase reflects our growth in staff and occupancy expenses associated with the acquisition of Windsor Locks Community Bank FSL in December 2003.

At September 30, 2004, total assets were $208.5 million, an increase of $5.3 million from March 31, 2004 and a $44.0 million increase from September 30, 2003. Net loans outstanding increased $27.2 million to $124.9 million compared to September 30, 2003 and $3.5 million compared to March 31, 2004. The increase in loans compared to last year was partially due to the $16.4 million in loans obtained through the acquisition of Windsor Locks Community Bank FSL. The growth in assets was supported by the growth in deposits. Total deposits were $165.7 million at September 30, 2004 an increase of $33.9 million over September 30, 2003 and $2.9 million over March 31, 2004.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.


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                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)


Income Statement Data                   Quarter Ended          Six Months Ended
                                        September 30,            September 30,
                                      2004         2003        2004        2003
                                      ----         ----        ----        ----
Net interest and dividend income      $1,775      $1,337      $3,525      $2,666
Provision for loan losses             $   64      $   60      $  124      $  120
Non-interest income                   $  235      $  104      $  399      $  255
Non-interest expenses                 $1,514      $1,130      $3,003      $2,347
Net income                            $  298      $  173      $  538      $  316
Earnings per share:
   Basic                              $ 0.14      $ 0.09      $ 0.25      $ 0.16
   Diluted                            $ 0.13      $ 0.09      $ 0.24      $ 0.16


Balance Sheet Data             September 30, 2004  March 31, 2004   September 30, 2003
                               ------------------  --------------   ------------------
Total assets                        $208,470          $203,168          $164,465
Total loans, net                    $124,936          $121,404          $ 97,712
Loan loss reserve                   $  1,418          $  1,301          $  1,128
Total deposits                      $165,678          $162,790          $131,806
Total equity                        $ 27,958          $ 27,594          $ 23,290
Book value per share                $  12.72          $  12.55          $  11.53



Key Ratios                          Quarter Ended             Six Months Ended
                                    September  30,              September 30,
                                  2004         2003         2004            2003
                                  ----         ----         ----            ----
Return on average assets          0.57%        0.42%       0.52%            0.39%
Return on average equity          4.29%        3.17%       3.89%            2.92%
Net interest margin               3.63%        3.57%       3.71%            3.60%